Exhibit 10.2
Form of Option Award Agreement
between Prothena Corporation plc and Registrant’s Non-Employee Directors
(used beginning May 16, 2018)

PROTHENA CORPORATION PLC
2018 LONG TERM INCENTIVE PLAN
Option Award Agreement – Cover Sheet

Prothena Corporation plc, an Irish public limited company (the “Company”), hereby grants an Option to acquire its Shares to the individual named below. The terms and conditions of the Option are set forth in this cover sheet, in the attached Option Award Agreement and in the Prothena Corporation plc 2018 Long Term Incentive Plan (the “Plan”). All capitalized terms used but not defined in this cover sheet and the attached Option Award Agreement will have the meanings ascribed to such terms in the Plan.

Granted to:	[Name]
Grant Date:	[ ]
Shares subject to the Option:	[ ]
Exercise Price per Share:	$[ ]
Expiration Date:	[ ]
Vesting Start Date:	[ ]
Vesting Schedule:	[ ]

By signing this cover sheet, you agree to all of the terms and conditions described in the attachment and in the Plan.

Signature: _____________________            Date: _______________
         [Name]

Company: _____________________
[Authorized Officer]

PROTHENA CORPORATION PLC
2018 LONG TERM INCENTIVE PLAN
Option Award Agreement

Nonqualified Stock Option (NQSO)	For U.S. tax purposes, this Option is intended to be a Nonqualified Stock Option and not an Incentive Stock Option (ISO), and will be interpreted accordingly.

Vesting
Your right to exercise this Option vests in total on the [ ] anniversary of the Vesting Start Date, as shown on the cover sheet. The percentage of the total number of Shares for which this Option will vest and become exercisable is as follows:

Anniversary of Vesting
   Start Date: Percentage

   [ ] [ ]%

Except as otherwise provided in the Plan, the entire Option vests and becomes exercisable if (i) following a Change in Control, your service as a Director is terminated for any reason; (ii) you die while you are still a Director; or (iii) your service as a Director terminates because of your Total and Permanent Disability (as defined below).

Except as provided above, all Shares will cease vesting as of the date your service as a Director has terminated for any reason.

Term
Your Option will expire in any event at the close of business at the Company’s registered office on the [ ] anniversary of the Grant Date, as shown on the cover sheet. (It will expire earlier if your service with the Company terminates, as described below.)

Death
If you die prior to expiration of this Option, then your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is twenty-four (24) months after the date of death (or on the [ ] anniversary of the Grant Date, if earlier). During that twenty-four-month (24) period, your estate or heirs may exercise this Option.

Disability
If your service as a Director terminates because of your Total and Permanent Disability, then your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is twenty-four (24) months after your termination date (or on the [ ] anniversary of the Grant Date, if earlier). “Total and Permanent Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Six Years of Service with the Company
If you have served as a Director for six or more years and your service as a Director is terminated by your retirement or resignation, then your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is twenty-four (24) months after your termination date (or on the [ ] anniversary of the Grant Date, if earlier).

Other Termination
Except as provided above, if you have not served as a Director for at least six years at the time your service as a Director terminates, then your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the 90th day after your termination date (or on the [ ] anniversary of the Grant Date, if earlier).

The Company determines when your service terminates for this purpose.

Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law, regulation or Company policy.

Notice of Exercise
When you wish to exercise this Option, you must complete and execute such documents, if any, and complete such processes, that the Company or a securities broker approved by the Company may require to accomplish the Option exercise (“Notice of Exercise”).

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your Notice of Exercise, you must include payment of the exercise price for the Shares you are purchasing. Payment may be made in one (or a combination of both) of the following forms:

•    Your personal check, a cashier’s check or a money order.

•    Irrevocable directions to a securities broker approved by the Company to sell your Shares subject to the Option and to deliver all or a portion of the sale proceeds to the Company in payment of the exercise price. (The balance of the sale proceeds, if any, less withholding taxes, if applicable, will be delivered to you.) The directions must be given by signing forms, if any, provided by the Company or the securities broker.

With the consent of the Administrator, payment may also be made by any other method set forth in Section 6.5 of the Plan.

Taxes	You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any taxes that may be due as a result of the Option exercise.

Restrictions on Resale	By signing this Agreement, you agree not to sell any Shares received upon exercise of the Option at a time when applicable laws, regulations or Company policies prohibit a sale.

Transfer of Option
Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will.

Regardless of any marital property settlement agreement, the Company or a securities broker, as applicable, is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company or the securities broker obligated to recognize your former spouse’s interest in your Option in any other way.

Shareholder Rights
You, or your estate or heirs, have no rights as a shareholder of the Company with respect to any Shares subject to the Option until a proper Notice of Exercise has been submitted, the exercise price has been tendered and you, or your estate or heirs, become the holder of such Shares. No adjustments are made for dividends or other rights if the applicable record date occurs before a proper Notice of Exercise has been submitted and the exercise price has been tendered, except as described in the Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares covered by this Option and the exercise price per Share may be adjusted pursuant to the Plan. In the event where the Company is a party to a merger, this Option will be handled in accordance with the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of Ireland.

The Plan and Other Agreements
The text of the Plan and any amendments thereto are incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and evidence your acceptance of the powers of the Committee of the Board of Directors of the Company that administers the Plan.